INDEMNITY AGREEMENT

This Indemnity Agreement (the “Agreement”) is entered into as of the 25th day of March, 2009 by and among Vestin Group, Inc., a Delaware corporation and Michael V. Shustek, jointly and severally (collectively, “Indemnitor”) and Vestin Fund III, LLC, a Nevada limited liability company (“Indemnitee”).

W I T N E S S E T H:

WHEREAS, Indemnitee was the owner of certain real property commonly known as 8379 W. Sunset Road, Las Vegas, Nevada 89113 (the “Premises”); and

WHEREAS, Vestin Group, Inc., leased the Premises from Indemnitee pursuant to a lease dated March 31, 2003 (the “Lease”); and

WHEREAS, Indemnitee sold the Premises to BIRKELAND FAMILY LLC III- DELAWARE, LLC, a Delaware limited liability company (“Birkeland III”), and BIRKELAND FAMILY LLC V - DELAWARE, LLC, a Delaware limited liability company (“Birkeland V” and collectively with Birkeland III, “Birkeland”); and

WHEREAS, as part of the sale by Indemnitee to Birkland, Indemnitee guaranteed certain of Vestin Group, Inc’s lease payments with a letter of credit in the amount if $950,000; and

WHEREAS, certain disputes have arisen between Vestin Group, Inc. and Birkland concerning the Premises and Vestin Group, Inc. has ceased making certain rental payments; and

WHEREAS, Birkland contends Vestin Group, Inc. is in default of its Lease obligations and has threatened to call Indemnitee’s letter of credit; and

WHEREAS, Michael V. Shustek is the sole shareholder of Vestin Group, Inc.; and

WHEREAS, Indemnitors have agreed to indemnify Indemnitee for any loss sustained by Indemnitee from the calling by Birkland of the letter of credit

NOW THEREFORE, based upon the foregoing in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto agree as follows:

1.           Indemnity.  Indemnitor hereby agrees, without set off or deduction, to indemnify, defend and hold harmless Indemnitee from and against any and all damages, expenses and losses (including, without limitation, reasonable attorneys’ fees) actually incurred by Indemnitee under the terms of and as a result of Birkland calling the letter of credit.

2.           Notice of Claim.  In the event a claim or demand is made upon Indemnitee arising out of and related to the letter of credit, Indemnitee shall immediately notify Indemnitor in writing and shall provide Indemnitor with a copy of any written or electronic communication received by Indemnitee relating thereto (the “Claim”).  At their option, Indemnitor may assume the defense of any claim or any legal proceeding filed against Indemnitee based upon the Claim, with counsel employed by Indemnitor and at Indemnitors’ sole cost and expense expense or Indemnitor may allow Indemnitee to defend the Claim and shall advance all costs and expenses incurred by Indemnitee in connection with any Claim and the defense thereof.  Indemnitee shall have no obligation to exhaust claims against any other party before exercising it indemnity rights pursuant to this Agreement.

3.           Cooperation.  Indemnitee agrees to cooperate with Indemnitor and assist Indemnitor in defending any Claim.  Indemnitor shall have the right, in its sole discretion, to settle any Claim, provided such settlement has no financial impact or would otherwise result in a hardship to Indemnitee.

4.           Notices.  Any notice given pursuant to this Agreement shall be in writing and either served personally or faxed to the addresses provided below.  If a notice is faxed, a copy of the notice shall also be sent by certified mail, return receipt requested, postage prepaid, within one (1) business day following transmittal by facsimile.

If to Indemnitee:                                           6149 S. Rainbow Blvd.
Las Vegas, NV 89118
Attn: Daniel Stubbs

If to Indemnitor:                                           6149 S. Rainbow Blvd.
Las Vegas, NV 89118
Attn: Michael Shustek

5.           Waivers.  No covenant, term or condition of this Agreement shall be deemed waived by either party unless such waiver is in writing and executed by such party.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  The parties agree to the exclusive jurisdiction of the courts of the Clark County in determining any disputes arising hereunder.  Both parties waive all rights to a jury trial.

7.           Costs and Fees.  In the event of an action or proceeding being filed to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees as awarded by the court.

8.           Multiple Counterparts.  This Agreement may be signed in multiple counterparts which, taken together, shall constitute one and the same instrument.

9.           Recitals.  The recitals are hereby incorporated as if fully set forth in this Agreement

IN WITNESS WHEREOF we have set forth our hands on the date first set forth above.

INDEMNITOR:
Vestin Group, Inc., a Delaware corporation

____________________________
Michael V. Shustek, President

INDEMNITEE:
Vestin Fund III, LLC, a Nevada limited liability company
By: Vestin Mortgage, Inc., a Nevada corporation, its Manager

_____________________________
Daniel Stubbs, Vice President